EXHIBIT 99.1

Evolving Systems Reports Third Quarter 2020 Financial Results

ENGLEWOOD, Colorado – November 11, 2020 – Evolving Systems, Inc. (NASDAQ: EVOL) (the “Company”), a leader in real-time digital engagement, today reported financial results for its third quarter ended September 30, 2020.

2020 Third Quarter Highlights:

•	Third quarter revenue of $6.8 million, an increase of $0.5 million from the previous quarter results
•	Year to date revenue of $19.4 million
•	The Company has generated positive cash flow from operations in 2020
•	Third quarter operating profit was $0.4 million, net income of $0.1 million
•	Adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”) for the third quarter was $0.8 million

“As we continue to navigate through these historic times around the globe, we are proud to say we have been able to continue to generate positive operational performance, as our service revenue has increased from the corresponding period a year ago and we have generated positive cash flow for the year. Throughout our years of global service, we have developed a culture of successfully managing our business through telework. We continue to leverage our ability to implement and provide support remotely and have noted a relatively limited effect on our operations during this pandemic. We are working with existing and new clients, helping them to explore new ways of using our products and services to enhance their businesses during these unusual times. We have seen continued impact on our ability to interact with our clients in the traditional modes of sales and business development; although this has slowed our expected growth, we were excited to make the gains that we have,” said Matthew Stecker, Chief Executive Officer and Executive Chairman of the Company.

Third Quarter and Year-to-Date 2020 Results

Total revenue for the third quarter ended September 30, 2020 was $6.8 million, a $0.7 million increase from the three months ended September 30, 2019. The change was primarily related to increased revenue from upgrades and new projects partially offset by project completion or reduction in orders from existing clients in the corresponding period in 2019. Total revenue for the nine months ended September 30, 2020 was $19.4 million, or approximately a 1.7% increase from $19.1 million in the same period a year ago, predominantly related to increased revenue from upgrades and new projects recognized this year, partially offset by one-time licensing fees recognized in the prior year period. Services revenue, which is mostly recurring in nature, was $19.0 million year-to-date, an increase year-over-year of $1.1 million, or 6.1% from $17.9 million during the comparable year-ago period. Services revenue, which includes revenues from the Company’s preference for managed services over perpetual licensing, comprised approximately 98% of total revenues for the nine months ended September 30, 2020.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 68.5% for the quarter ended September 30, 2020, as compared to gross profit margins of approximately 64.9% during the comparable year-ago period. This increase in gross margin was primarily related to the increased revenue recognized on new projects and upgrades. For the nine months ended September 30, 2020, the Company reported gross profit margins, excluding depreciation and amortization, of approximately 66.7%, as compared to gross profit margins of approximately 67.2% for the nine months ended September 30, 2019. This decrease in gross margin was primarily related to the product and service mix inclusive of the higher licensing revenue in the prior year period.

Total operating expenses were $4.3 million in each of the quarters ended September 30, 2020 and 2019. Expenses related to travel and marketing costs were lower due to the travel reductions during the global pandemic and were primarily offset by increases in general and administrative costs related to local accounting fees. Total operating expenses were $12.4 million for the nine months ended September 30, 2020. Total operating expenses were $20.8 million for the nine months ended September 30, 2019; or $14.1 million after excluding the $6.7 million goodwill impairment charge in 2019. The decrease of approximately $1.7 million was related to the mix of hours as delivery staff focused on customers’ projects, not product development as in the prior year, and a decrease in overall resourcing costs. There were also reductions in the Company’s accounting fees, incentive compensation expense, and the aforementioned decreases in travel and marketing costs, mainly due to the travel restrictions.

The Company reported operating profit of $0.4 million and net income of $0.1 million for the three months ended September 30, 2020, as compared to operating loss of $0.3 million and a net loss of $0.2 million for the three months ended September 30, 2019. The Company reported adjusted EBITDA of $0.8 million for the quarter ended September 30, 2020 compared to $0.1 million for the same period a year ago. Adjusted EBITDA for the nine months ended September 30, 2020 was $1.5 million compared to an adjusted EBITDA loss of $0.2 million for the first nine months in 2019.

Cash and cash equivalents as of September 30, 2020 were $3.5 million, an increase of 13.3% compared to $3.1 million as of December 31, 2019. At September 30, 2020, contract receivables, net of allowance for doubtful accounts, were $3.4 million, a decrease of $3.3 million compared to $6.7 million as of December 31, 2019. Unbilled work-in-progress was $3.4 million at September 30, 2020, an increase of $2.3 million compared to December 31, 2019. Working capital as of September 30, 2020 increased to $4.8 million as compared to $3.8 million as of December 31, 2019. This is primarily related to pay-down of our loan with East West Bank, which is scheduled to be retired at the end of the year. The change also includes an alternative minimum tax refund expected in the current year which was previously recorded in our deferred tax assets. The Company believes it has sufficient cash on hand and working capital liquidity to fund its business and continued strategic investments for at least the next twelve months.

Matthew Stecker concluded: “As the year draws to a close, we continue to take the necessary actions to service our clients to our fullest ability through the on-going global pandemic. We must focus on continual business transformation, increasing innovation, and product enhancements while identifying opportunities to meet our customers’ changing needs. Our strong customer footprint and decades of proven performance gives us a significant head-start to maintain our business trend during these uncertain times. We selectively seek new opportunities whether through potential accretive acquisitions, joint ventures, or strategic partnerships to drive both top- and bottom-line performance to bring our shareholders long-term value.”

Conference Call

The Company will be conducting a conference call and webcast on Wednesday, November 11, 2020 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. To access a live video webcast of the call, please click the ‘Investors’ tab on the Company’s website at https://www.evolving.com/investors and then click the ‘Q3 earnings call’ icon on the left. A replay of the webcast will be accessible at that website through February 11, 2021.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 60 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, its ability to successfully integrate its solutions with existing customer network systems, the Company’s ability to timely make all future payments under its debt facility, the Company’s business strategy and the Company’s cash runway are forward-looking statements. These statements are based on the Company’s expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s filings and reports filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

EVOLVING SYSTEMS, INC.

CONDENSED  CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

 (unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,486	$3,076
Contract receivables, net of allowance for doubtful accounts	3,409	6,732
Unbilled work-in-progress	3,356	1,105
Prepaid and other current assets	1,849	1,594
Income taxes receivable	819	953
Total current assets	12,919	13,460
Property and equipment, net	531	482
Amortizable intangible assets, net	2,918	3,665
Operating leases - right-of-use assets	979	1,205
Deferred income taxes, net	631	1,000

Total assets	$17,978	$19,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Term loan - current	$428	$1,577
Accounts payable and accrued liabilities	4,042	3,827
Lease obligations — operating leases	291	321
Unearned revenue	3,321	3,971
Total current liabilities	8,082	9,696
Long-term liabilities:
Term loan, net	319	122
Lease obligations, net	680	876
Total liabilities	9,081	10,694

Stockholders' equity:
Common stock	12	12
Additional paid-in capital	99,714	99,555
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,489)	(10,053)
Accumulated deficit	(79,087)	(79,143)
Total stockholders' equity	8,897	9,118
Total liabilities and stockholders' equity	$17,978	$19,812

 EVOLVING SYSTEMS, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

 (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
REVENUE
License fees	$83	$185	$387	$1,152
Services	6,691	5,928	19,001	17,914
Total revenue	6,774	6,113	19,388	19,066

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,132	2,144	6,456	6,249
Sales and marketing	1,511	1,815	4,516	5,574
General and administrative	1,352	979	3,875	3,985
Product development	1,094	1,183	3,168	3,676
Depreciation	58	61	158	150
Amortization	236	232	704	704
Goodwill impairment loss	—	—	—	6,687
Total costs of revenue and operating expenses	6,383	6,414	18,877	27,025

Income (loss) from operations	391	(301)	511	(7,959)

Other income (expense)
Interest income	1	1	4	10
Interest expense	0	(71)	(65)	(255)
Other (loss) income, net	(1)	13	18	1
Foreign currency exchange gain (loss) income	(107)	250	240	183
Other (expense) income, net	(107)	193	197	(61)

Income (loss) from operations before income taxes	284	(108)	708	(8,020)
Income tax expense	148	109	652	296
Net income (loss)	$136	$(217)	$56	$(8,316)

Basic earnings (loss) per common share - net income (loss)	$0.01	$(0.02)	$0.00	$(0.68)

Diluted earnings (loss) per common share - net income (loss)	$0.01	$(0.02)	$0.00	$(0.68)

Weighted average basic shares outstanding	12,195	12,163	12,185	12,154
Weighted average diluted shares outstanding	12,258	12,163	12,275	12,154

 EVOLVING SYSTEMS, INC.

 Reconciliation of GAAP to Non-GAAP Measures

 (in thousands, except per share data)

 (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Net income (loss)	$136	$(217)	$56	$(8,316)
Depreciation	58	61	158	150
Amortization of intangible assets	236	232	704	704
Stock-based compensation expense	92	70	159	263
Goodwill impairment loss	—	—	—	6,687
Interest expense and other (benefit), net	107	(193)	(197)	61
Income tax expense	148	109	652	296
Adjusted EBITDA	$777	$62	$1,532	$(155)

Non-GAAP net (loss) income:
GAAP net income (loss)	$136	$(217)	$56	$(8,316)
Amortization of intangible assets	236	232	704	704
Stock-based compensation expense	92	70	159	263
Goodwill impairment loss	—	—	—	6,687
Income tax adjustment for non-GAAP*	(57)	(53)	(147)	(169)
Non-GAAP net income (loss)	$407	$32	$772	$(831)

Diluted net income (loss) per share
GAAP	$0.01	$(0.02)	$0.00	$(0.68)
Non-GAAP	$0.03	$0.00	$0.06	$(0.07)
Shares used to compute diluted net income (loss) per share	12,258	12,163	12,275	12,154

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.